Exhibit 99.1

MAP Pharmaceuticals Reports First Quarter of 2008 Financial Results

MOUNTAIN VIEW, Calif., May 12, 2008/PR Newswire-FirstCall/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the first quarter ended March 31, 2008.

The net loss for the first quarter ended March 31, 2008 was $14.3 million compared with $6.7 million during the same period in 2007. As of March 31, 2008, MAP Pharmaceuticals had cash, cash equivalents and short-term investments of $81.1 million.

First Quarter Financial Results

Research and development expenses for the first quarter ended March 31, 2008 were $11.8 million compared to $4.5 million for the same period in 2007. The increase in research and development expenses for the first quarter of 2008 was primarily related to increases in clinical trial expenses, personnel expenses to support Phase 3 clinical programs related to MAP Pharmaceuticals’ two lead product candidates, and the attainment of a milestone related to the UDB program.

Sales, general and administrative expenses for the first quarter ended March 31, 2008 were $3.1 million compared to $1.7 million for the same period in 2007. The increase in sales, general and administrative expenses for the first quarter of 2008 was primarily related to increases in personnel expenses, share-based compensation and professional services.

MAP Pharmaceuticals had cash, cash equivalents and short-term investments as of March 31, 2008 of $81.1 million, compared to $95.0 million as of December 31, 2007. In addition, for the first quarter ended March 31, 2008, non-cash share-based compensation and depreciation was approximately $1.1 million.

“We are pleased with the progress we have made during the first quarter,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “For our Unit Dose Budesonide program for pediatric asthma, we initiated our first Phase 3 clinical trial and reported positive results from a Phase 2 pharmacokinetic trial comparing UDB to the currently marketed conventional nebulized budesonide. For our MAP0004 migraine program, we received a special protocol assessment (SPA) from the FDA, conducted investigator meetings and initiated clinical sites. We are working on manufacturing and qualification of clinical supplies with our external commercial manufacturing partners and upon completion of this work we expect to initiate this Phase 3 trial. Finally, we reported positive results from yet a third clinical program in a Phase 2a trial for MAP0005, a combination steroid and beta agonist product candidate.”

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates, Unit Dose Budesonide and MAP0004, in late stage development for the potential treatment of pediatric asthma and migraine respectively. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to our MAP0004 migraine program. Actual results may differ materially from current expectations based on risks and uncertainties affecting MAP Pharmaceuticals’ business, including, without limitation, risks and uncertainties relating to the manufacture and qualification of clinical supply materials, our reliance on third-party manufacturers and the commencement, enrollment and conduct of clinical trials. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K, filed with the SEC on March 20, 2008, and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer, +1-650-386-3107, or Lisa Johnson, media contact, +1-650-386-3122, both of MAP Pharmaceuticals, Inc.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$81,071	$94,990
Other current assets	859	1,079

Total current assets	81,930	96,069
Property and equipment, net	4,543	4,183
Restricted cash	321	321
Other assets	98	122

Total assets	$86,892	$100,695

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,303	$8,912
Current portion of long-term debt	4,138	3,820

Total current liabilities	13,441	12,732
Long-term debt, less current portion	5,277	6,357

Total liabilities	18,718	19,089
Total stockholders’ equity	68,174	81,606

Total liabilities and stockholders’ equity	$86,892	$100,695

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating expenses:
Research and development	$11,815	$4,517
Sales, general and administrative	3,140	1,749

Total operating expenses	14,955	6,266

Loss from operations	(14,955)	(6,266)
Other income (expense), net	655	(393)

Net loss	(14,300)	(6,659)

Cumulative stock dividend attributable to preferred stockholders	—	(1,384)

Net loss attributable to common stockholders	$(14,300)	$(8,043)

Net loss per share attributable to common stockholders, basic and diluted	$(0.71)	$(10.77)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	20,209,739	746,815